EXHIBIT 99

For Immediate Release	Contact:

April 19, 2004	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

HASBRO REPORTS FIRST QUARTER RESULTS

Highlights

  Net revenues up 2.7%, to $474.2 million compared to $461.8 million a year ago;
  Net earnings of $6.5 million or $0.03 per diluted share, compared to net earnings of $1.2 million, or $0.01 per diluted share in 2003;
  Games segment net revenues were up 14%, driven by a strong performance from Wizards of the Coast, including the U.S. launch of the DUEL MASTERS trading card game;
  Strength and depth of product line reflected in continued strong performances by core brands and innovative new products;
  Core brand drivers up a strong 24% worldwide.

Pawtucket, RI (April 19, 2004) - Hasbro, Inc. (NYSE: HAS) today reported first quarter results. Worldwide net revenues for the quarter were $474.2 million compared to $461.8 million a year ago and included a $21.0 million positive impact from foreign exchange. Net earnings for the quarter were $6.5 million or $0.03 per diluted share, compared to net earnings of $1.2 million or $0.01 per diluted share in 2003. The Company also reported first quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $45.7 million compared to $47.4 million in 2003. The attached schedules provide a reconciliation of EBITDA to net earnings for the first quarters of 2004 and 2003.

"We are pleased with the continued progress we made during the first quarter, given the uncertain retail environment. Revenues were up 2.7%, we continued to improve earnings, increased our dividend, and strengthened our balance sheet," said Alfred J. Verrecchia, President and Chief Executive Officer. "Core brand drivers were up a strong 24% worldwide in the quarter and we continue to bring new and innovative products to market -- providing value for the trade, consumers, and ultimately for our shareholders."

Revenues in the U.S. Toys segment were $152.4 million for the quarter compared to $153.4 million a year ago. The segment reported operating profit of $1.0 million for the quarter compared to $5.3 million last year. The segment experienced strength in many brands, including PLAYSKOOL, TRANSFORMERS and SUPER SOAKERS, partially offsetting the decline in BEYBLADE and ZOIDS.

Revenues in the Games segment were $127.6 million for the quarter, up 14% compared to $112.2 million a year ago. The Games segment reported operating profit of $19.6 million compared to an operating profit of $18.0 million last year. The increase in revenue is primarily related to trading card games, including the successful launch of DUEL MASTERS in early March. The board game business experienced significant growth in the children's and pre-school categories which was offset by a decline in the adult game category, primarily related to the TRIVIAL PURSUIT 20th ANNIVERSARY EDITION, now in its third year domestically.

International segment revenues were $180.7 million for the quarter, up 3% compared to $175.4 million a year ago. Absent a $20.8 million positive impact from foreign exchange, International segment revenues decreased 8.8% in local currency to $159.9 million. The International segment reported an operating loss of ($10.0) million compared to a loss of ($6.0) million a year ago. The local currency decline was primarily attributable to BEYBLADE, which offset a strong performance from a number of core brands, including MAGIC: THE GATHERING, MONOPOLY, PLAYSKOOL, TRANSFORMERS and MY LITTLE PONY.

"We continued to make progress this quarter toward our key financial goals," said David Hargreaves, Chief Financial Officer. "We are on track to grow revenue, improve operating efficiencies and increase earnings this year, although we expect most of the improvement will come in the second half of the year."

The Company will webcast its first quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the webcast microphone).

Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or the Company's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which the Company operates throughout the world; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA. As required by SEC rules, we have provided a reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings (loss) before cumulative effect of accounting change, excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with generally accepted accounting principles as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission. As used herein, "GAAP" refers to accounting principles generally accepted in the United States.

This presentation also includes the Company's International segment net revenues excluding the impact of changes in exchange rates. Management believes that the presentation of International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor's understanding of the segment's underlying business performance absent exchange rate fluctuations which are beyond the Company's control.

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(Tables Attached)
HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	March 28, 2004	March 30, 2003
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 631,720	$ 310,526
Accounts Receivable, Net	206,201	286,576
Inventories	188,257	222,296
Other Current Assets	242,366	228,300
	----------------	---------------
Total Current Assets	1,268,544	1,047,698
Property, Plant and Equipment, Net	197,793	210,264
Other Assets	1,439,566	1,546,044
	----------------	---------------
Total Assets	$2,905,903	$2,804,006
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 15,835	$ 18,014
Current Installments of Long-term Debt	1,315	1,121
Payables and Accrued Liabilities	655,388	532,407
	----------------	---------------
Total Current Liabilities	672,538	551,542
Long-term Debt	686,191	856,936
Deferred Liabilities	142,926	133,165
	----------------	---------------
Total Liabilities	1,501,655	1,541,643
Total Shareholders' Equity	1,404,248	1,262,363
	----------------	---------------
Total Liabilities and Shareholders' Equity	$2,905,903	$2,804,006
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended

(Thousands of Dollars and Shares Except Per Share Data)	March 28, 2004	March 30, 2003
	-----------	-----------
Net Revenues	$ 474,247	$ 461,768
Cost of Sales	186,723	172,237
	--------------	---------------
Gross Profit	287,524	289,531
Amortization	15,241	16,178
Royalties	32,639	33,820
Research and Product Development	31,683	30,500
Advertising	55,330	53,178
Selling, Distribution and Administration	137,959	139,899
	--------------	---------------
Operating Profit	14,672	15,956
Interest Expense	8,307	15,022
Other (Income) Expense, Net	(2,046)	(695)
	--------------	---------------
Earnings Before Income Taxes	8,411	1,629
Income Taxes	1,879	440
	--------------	--------------
Net Earnings	$ 6,532	$ 1,189
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Per Common Share
Net Earnings
Basic	$0.04	$0.01
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Diluted	$0.03	$0.01
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Cash Dividends Declared	$0.06	$0.03
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Weighted Average Number of Shares
Basic	175,742	172,918
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Diluted	183,953	178,689
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HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars)

Major Segment Results	Quarter Ended

	March 28, 2004	March 30, 2003	% Change
	-----------	-----------	-----------
U.S. Toys
External Revenues	$ 152,390	$ 153,444	-1%
Operating Profit	1,035	5,326	-81%

Games
External Revenues	127,598	112,210	14%
Operating Profit	19,584	18,009	9%

International
External Revenues	180,741	175,383	3%
Operating Profit (Loss)	(10,032)	(5,975)	-68%

Reconciliation of EBITDA

Net Earnings	$ 6,532	$ 1,189
Interest Expense	8,307	15,022
Income Taxes	1,879	440
Depreciation	13,739	14,569
Amortization	15,241	16,178
	------------	------------
EBITDA	$45,698	$ 47,398
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